UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2014

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 350, New York, New York 10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On September 26, 2014, NeoStem, Inc. and its subsidiaries (collectively, the “Company”) entered into a loan and security agreement (the “Loan and Security Agreement”) with Oxford Finance LLC (together with its successors and assigns, the “Lender”) pursuant to which the Lender has agreed to lend the Company up to $20,000,000. Upon entering into the Loan and Security Agreement, the Lender disbursed $15,000,000 (“Term Loan A”). Under the terms of the Loan and Security Agreement, during the Second Draw Period, the Company may, subject to certain conditions, borrow from Lender an additional $5,000,000 (“Term Loan B”, together with Term Loan A, the “Term Loans”). The “Second Draw Period” is the period of time: (a) commencing on the date that Lender receives evidence in a form and substance satisfactory to Lender that the Company has entered into a strategic arrangement in a form and substance acceptable to Lender with respect to NeoStem, Inc.’s NBS10 (also referred to as AMR-001) drug for ST Elevation Myocardial Infarction and receives an upfront payment of not less than $10,000,000 in connection therewith, and (b) ending on the earlier of September 19, 2015 and the occurrence of an event of default under the Term Loans. After repayment of all outstanding amounts due under two loans from TD Bank, N.A. in the amount of approximately $3,100,000, the proceeds from Term Loan A and Term Loan B may be used to satisfy the Company’s future working capital needs, including the development of its cell therapy product candidates.

The Company will make interest only payments on the outstanding amount of Term Loans on a monthly basis until October 1, 2015 at a rate of 8.5% per annum; provided however, such interest-only period may be extended to April 1, 2016, in the event of either (1) the signing of a partnership for (x) traumatic brain injury indication for the NeoStem, Inc.’s AMR-001 asset or for its “Very Small Embryonic Cell” program; or (y) critical limb ischemia indication for its CD34 program; or (2) the intiation of ‘The Intus Study’, a Phase III study evaluating the Company's product candidate NBS20 (also referred to as DC/TC) in patients with Stage IV or recurrent Stage III metastatic melanoma. Commencing on the date that principal payments commence, the Company shall make consecutive monthly payments of principal and interest based upon a repayment schedule equal to (a) 36 months, if the Term Loans begin amortizing on October 1, 2015, or (b) 30 months, if the Term Loans begin amortizing on April 1, 2016. The Term Loans mature on September 1, 2018. At its option, the Company may prepay all amounts owed under the Loan and Security Agreement (including all accrued and unpaid interest), subject to a prepayment fee that is determined based on the date the loan is prepaid. The Company is also required to pay Lender a final payment fee equal to 8% of the Term Loan A and Term Loan B (if disbursed). The Company paid a facility fee in the amount of $100,000 in connection with Term Loan A. In the event the proceeds of Term Loan B are disbursed, the Company will be required to pay an additional facility fee of $33,333.

Under the Loan and Security Agreement and a related mortgage, the Company granted to Lender a security interest in all of the Company’s real property and personal property now owned or hereafter acquired, excluding intellectual property, and certain other assets and exemptions. The Company also entered into a Mortgage and Absolute Assignment of Leases and Rents (the "Mortgage"). The Company also granted Lender a security interest in the shares of the Company’s subsidiaries. The Loan and Security Agreement restricts the ability of the Company to: (a) convey, lease, sell, transfer or otherwise dispose of any part of its business or property; and (b) incur any additional indebtedness. The Loan and Security Agreement provides for standard indemnification of Lender and contains representations, warranties and certain covenants of the Company. Upon the occurrence of an event of default by the Company under the Loan and Security Agreement, Lender will have customary acceleration, collection and foreclosure remedies.

The description of the Loan and Security Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Loan and Security Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03.                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Loan and Security Agreement is incorporated by reference into this Item 2.03.

Item 8.01. Other Events

On Monday, September 29, 2014, the Company issued a press release announcing tthat it entered into the Loan and Security Agreement, as well as additional Company updates. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated September 26, 2014, by and between NeoStem, Inc., and Oxford Finance LLC.
10.2	Form of Mortgage dated September 26, 2014
99.1	Press Release dated September 29, 2014*

*Exhibit 99.1 is furnished as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Name:	Catherine M. Vaczy, Esq.
Title:	General Counsel

Dated:    September 29, 2014